Exhibit 99.2

[THE HAIN CELESTIAL GROUP LOGO OMITTED]

Contacts:

Ira Lamel/Mary Anthes

The Hain Celestial Group, Inc.

631-730-2200

HAIN CELESTIAL REACHES AN AGREEMENT WITH ICAHN GROUP

Melville, NY, July 7, 2010—The Hain Celestial Group, Inc. (NASDAQ: HAIN) (“Hain Celestial” or the “Company”), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today announced that Brett Icahn and David Schechter have been appointed to its Board of Directors pursuant to an agreement with investment funds managed by Carl Icahn (the “Icahn Group”). Under the terms of the agreement, the Icahn Group have agreed to support the Company’s Board of Directors’ slate of director nominees, which will include Messrs. Icahn and Schechter, at Hain Celestial’s 2010 Annual Meeting of Stockholders. The Company has temporarily increased the number of seats on the Board from ten to twelve. Following the 2010 Annual Meeting, the number of seats on the Board will return to ten.

“We are pleased to welcome Brett and David to our Board of Directors,” said Irwin D. Simon, Chairman, Chief Executive Officer and President of Hain Celestial. “We look forward to their contributions and working with them to achieve our objectives.”

“Hain has a strong portfolio of brands that position it well for a continuing secular shift towards organic and all natural foods and consumer packaged goods,” said Carl Icahn. “We look forward to working with the current board and management toward enhancing stockholder value.”

The new directors are:

Brett Icahn. Mr. Icahn has been employed by Carl Icahn and his affiliated investment funds since 2002. Mr. Icahn has served as director of Cadus Corporation since July 2010, as a director of Take-two Interactive Software since April 2010, as a director of Motricity, Inc. since January 2010, and as a director of American Railcar Industries Inc. since January 2007. Mr. Icahn also had served on the board of HowStuffWorks.com, an internet website acquired by Discovery Communications, Inc. in 2007. Mr. Icahn received a B.A. from Princeton University.

David Schechter. Mr. Schechter has, since July 2008, served as Managing Director for Icahn Capital LP, the entity that manages the private investment funds in the Icahn Group and in various roles of increasing responsibility since November 2004. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited

Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the boards of directors of the following companies: WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products and XO Holdings, Inc., a telecommunications company. From August 2007 to August 2008, Mr. Schechter served as a director of WCI Communities, Inc., a homebuilding company. Prior to January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania.

The agreement between the Company and the Icahn Group will be filed in a Form 8-K with the Securities and Exchange Commission.

The Hain Celestial Group

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies®, TenderCare® and Martha Stewart Clean™. Hain Celestial has been providing “A Healthy Way of Life™” since 1993. For more information, visit www.hain-celestial.com.